EXHIBIT 99.1

ePlus Reports Third Quarter and First Nine Months
Financial Results of Fiscal Year 2026

Double Digit Growth Year Over Year Across Key Metrics
Including Net Sales, Gross Profit and Earnings Per Share
~ Raises Fiscal 2026 Guidance
and Announces Common Stock Quarterly Dividend of $0.25 Per Share ~

Third Quarter of Fiscal Year 2026

•	Consolidated net sales increased 24.6% to $614.8 million; services revenues decreased 0.7% to $112.8 million.
•	Gross billings increased 15.6% to $982.1 million.
•	Consolidated gross profit increased 26.8% to $158.7 million.
•	Consolidated gross margin was 25.8%, compared to 25.4% for last fiscal year’s third quarter.
•	Net earnings from continuing operations increased 129.3% to $33.4 million.
•	Adjusted EBITDA increased 97.4% to $53.4 million.
•	Net earnings from continuing operations per common share- diluted increased 130.9% to $1.27. Non-GAAP: net earnings from continuing operations per common share - diluted increased 104.2% to $1.45.

First Nine Months of Fiscal Year 2026

•	Consolidated net sales increased 22.2% to $1,860.9 million; services revenues increased 19.4% to $352.9 million.
•	Gross billings increased 18.7% to $2,957.5 million.
•	Consolidated gross profit increased 23.7% to $469.0 million.
•	Consolidated gross margin was 25.2%, compared with 24.9% for last fiscal year’s first nine months.
•	Net earnings from continuing operations increased 68.5% to $98.7 million.
•	Adjusted EBITDA increased 55.0% to $158.8 million.
•	Net earnings from continuing operations per common share - diluted increased 70.8% to $3.74. Non-GAAP: Net earnings per common share - diluted increased 59.0% to $4.23.

HERNDON, VA – February 4, 2026 – ePlus inc. (NASDAQ: PLUS), a leading provider of technology solutions, today announced financial results for the three months and nine months ended December 31, 2025, or the third quarter of its 2026 fiscal year.

Management Comment

“We continued to experience strong momentum in our third fiscal quarter as we achieved robust growth, with net sales increasing 24.6% and net earnings from continuing operations more than doubling year over year,” said Mark Marron, president and CEO of ePlus. “The scalability of our operating platform has provided operating leverage which is reflected in our growth in gross profit, operating income, adjusted EBITDA and earnings per share.”

“Our solid revenue growth reflects, in part, demand for AI that is fueling spend across all of our solution sets including cloud, compute, storage and networking.  We continued to see strong revenue growth from our largest enterprise customers, who are modernizing their infrastructure to support their AI initiatives.   We also saw strong demand from our mid-market customer base where we have continued to evolve and expand our product and services solutions to meet our customers’ needs in today’s market,” Mr. Marron concluded.

Third Quarter Fiscal Year 2026 Results

On June 30, 2025, we completed the sale of our domestic financing business. Consequently, alongside the results of our continuing operations, we are retrospectively presenting the results of our domestic financing business as discontinued operations, for all prior periods.

For the third quarter ended December 31, 2025, as compared to the third quarter ended December 31, 2024:

Consolidated net sales increased 24.6% to $614.8 million, from $493.2 million due to higher product sales, offset by lower service revenue. Gross billings increased 15.6% to $982.1 million from $849.5 million.

Product segment sales increased 32.2% to $501.8 million from $379.5 million due to increases in revenue from networking, cloud, security, and collaboration products. Product segment margin was 23.8%, up from 22.1% last year due to a shift in product mix offset by a decrease in the proportion of sales recorded on a net basis.

Professional services segment revenues decreased 7.8% year over year to $64.1 million from $69.5 million, primarily due to project delays by certain retail and consumer customers, offset by increases in consulting revenue. Gross margin decreased to 39.2% from 40.1% during the same period last year due to a shift in the mix of services provided.

Managed services segment revenue increased 10.5% to $48.8 million primarily due to additional revenue from cloud services. Gross profit from our managed services segment increased 7.5% from last year due to the increase in revenue, offset by a decline in gross margin to 29.0% from 29.8% in the prior year quarter.

Consolidated gross profit increased 26.8% to $158.7 million, from $125.1 million. Consolidated gross margin was 25.8%, compared with 25.4% in the prior year quarter.

Consolidated operating expenses were $115.2 million, up 6.1% from $108.6 million last year, primarily due to an increase in variable compensation commensurate with the increase in gross profit.

Consolidated operating income increased 163.9% to $43.5 million. Other income was $2.1 million compared to $3.4 million last year. Earnings from continuing operations before taxes increased 128.9% to $45.6 million.

Our effective tax rate for the current quarter was 26.7%, which was lower than the prior year quarter of 26.9%.

Net earnings from continuing operations increased 129.3% to $33.4 million from $14.6 million in the prior year quarter. Adjusted EBITDA increased 97.4% to $53.4 million from $27.0 million in the prior year quarter. Net earnings from continuing operations per common share-diluted was $1.27, compared with $0.55 in the prior year quarter. Non-GAAP net earnings per common share from continuing operations was $1.45, compared with $0.71 in the prior year quarter.

Net earnings from discontinued operations, for the three months ending December 31, 2025, was $1.7 million primarily due to the settlement of a legal matter, as compared to $9.6 million for the same three-month period in the prior year.  Net earnings from discontinued operations per common share-diluted was $0.06, compared with $0.36 in the prior year quarter.

First Nine Months of Fiscal Year 2026 Results

For the nine months ended December 31, 2025, as compared to the nine months ended December 31, 2024:

Consolidated net sales increased 22.2% to $1,860.9 million, from $1,522.2 million due to higher product sales and higher services revenue. Gross billings increased 18.7% to $2,957.5 million from $2,491.5 million.

Product segment sales increased 22.9% to $1,507.7 million from $1,226.4 million due to increases in revenue from cloud, networking, and security products, offset by a decline in collaboration products. Product segment margin was 22.9%, up from 22.2% last year due to a shift in product mix.

Professional services segment revenues increased 25.8% year over year to $212.1 million from $168.7 million, primarily due to the acquisition of Bailiwick Services, LLC, on August 19, 2024. Professional services gross margin declined to 38.9% from 40.8% during the same period last year due to the addition of Bailiwick Services, LLC, which has services margins that are generally lower than our legacy professional services.

Managed services segment revenue increased 11.0% to $140.8 million, primarily due to additional sales of enhanced maintenance support and cloud services. Gross profit from the managed services segment increased 8.6% from last year due to the increase in revenue, offset by a decline in gross margin to 29.6% from 30.2% in the prior year nine-month period.

Consolidated gross profit increased 23.7% to $469.0 million, from $379.3 million. Consolidated gross margin was 25.2%, compared with last year’s 24.9%.

Consolidated operating expenses were $340.5 million, up 11.9% from $304.3 million last year, primarily due to increases in variable compensation commensurate with the increase in our gross profit, as well as additional salaries and benefits and general and administrative costs.

Consolidated operating income increased 71.5% to $128.5 million. Other income was $7.9 million compared to $5.5 million last year, due to increased interest income. Earnings from continuing operations before taxes increased 69.7% to $136.4 million.

Our effective tax rate for the nine months ended December 31, 2025, was 27.6%, higher than the same nine-month period in the prior year of 27.2%.

Net earnings from continuing operations increased 68.5% to $98.7 million from $58.6 million in the prior year. Adjusted EBITDA increased 55.0% to $158.8 million from $102.4 million in the prior year nine-month period. Net earnings from continuing operations per common share-diluted was $3.74, compared with $2.19 in the prior year. Non-GAAP net earnings from continuing operations per common share-diluted was $4.23, compared with $2.66 in the prior year.

Net earnings from discontinued operations, for the nine months ended December 31, 2025, were $8.9 million, a decrease of $15.3 million, as compared to $24.2 million for the same nine-month period in the prior year. The decrease was due to the sale of our domestic financing business on June 30, 2025. Net earnings from discontinued operations per common share-diluted was $0.34, compared with $0.91 in the prior year nine-month period.

Balance Sheet Highlights

As of December 31, 2025, cash and cash equivalents were $326.3 million, down from $389.4 million as of March 31, 2025. Inventory increased 100.1% to $241.0 million as of December 31, 2025 compared with $120.4 million as of March 31, 2025 due to an increase in projects in process. Accounts receivable—trade, net increased 35.0% to $698.0 million as of December 31, 2025 from $516.9 million as of March 31, 2025. Total stockholders’ equity was $1,063.3 million as of December 31, 2025, compared with $977.6 million as of March 31, 2025. Total shares outstanding were 26.4 million and 26.5 million on December 31, 2025 and March 31, 2025, respectively.

Fiscal Year Guidance

Based on our strong performance year to date and the momentum we see ahead, the Company is raising its fiscal year 2026 guidance for net sales, gross profit, and Adjusted EBITDA.  Net sales is now expected to increase 20% to 22% year-over-year, an increase from the prior guidance of mid-teens. This increase is against Fiscal Year 2025’s $2.01B from continuing operations.  Gross profit is expected to grow at a rate of 19% to 21% now, as compared to the prior guidance of mid-teens from fiscal year 2025's $515.5 million from continuing operations.  We now expect Adjusted EBITDA to increase 41% to 43% over our Fiscal Year 2025 Adjusted EBITDA of $141M from continuing operations. This is an increase from our prior guidance that was twice the pace of net sales when net sales was expected to be in the mid-teens.

This guidance does not factor in recessionary conditions or other unexpected developments.  ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition-related expenses.  These items are uncertain, depend on various factors, and could be material to ePlus' results computed in accordance with GAAP.  Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full fiscal year 2026 forecast.

Summary and Outlook
“As a result of our strong third quarter and nine-month results, we are raising our fiscal year 2026 guidance.
“Our teams remain committed to executing on our long-term strategy centered on expanding services and value-added solutions, delivering consistent growth, maintaining strong financial discipline and returning capital to shareholders in the form of dividends and share repurchases. We will continue to take a disciplined approach to capital deployment, prioritizing investments in our core business, strengthening our capabilities, and focusing on areas where we can achieve sustainable competitive advantages, all while preserving a healthy balance sheet.  We are executing from a position of strength, delivering solid near-term performance while investing strategically for the future. All of this positions us well to deliver sustainable growth over the long term and lasting value for our shareholders,” concluded Mr. Marron.

ePlus Announces Quarterly Dividend

ePlus announced today that its Board of Directors has declared a quarterly cash dividend of $0.25 per common share which will be paid on March 18, 2026, to shareholders of record as of the close of business on February 24, 2026.

Recent Corporate Developments/Recognitions

In the third quarter of its 2026 fiscal year:
o	ePlus appointed Mike Portegello to its Board of Directors
o	ePlus Technology subsidiary Bailiwick was selected for the prestigious National Retail Federation Innovators Showcase for digital lock technology
o	ePlus Vice President, Dori White, was named Solution Provider Marketing Executive of the Year in CRN’s 2025 Women of the Year Awards

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 4, 2026:

Date:	February 4, 2026
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay)	https://events.q4inc.com/attendee/179735305

Live Call:	(888) 596-4144 (toll-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	5394845# (live call and replay)

A replay of the call will be available approximately two hours after the call through February 11, 2026.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking, and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and approximately 2,160 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, X, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, financial losses resulting from national and international political instability fostering uncertainty and volatility in the global economy including changes in interest rates, tariffs, inflation, export requirements applicable to products we sell, sanctions and exposure to foreign currency rate changes; supply chain issues, including a shortage of IT component parts and products, and our vendors’ rapid and unpredictable price fluctuations relating thereto, or a customer’s or vendor’s cancellation of orders such as for, but not limited to, memory chips, which may increase our and the customer’s costs, decrease gross profit, cause a delay in fulfilling or inability to fulfill customer orders, increase our need for working capital, delay completing professional services, or purchase IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; significant adverse changes in our relationship with one or more of our larger customer accounts or vendors, including decreased account profitability, reductions in contracted services, or a loss of such relationships; increases to our costs including wages and our ability to increase our prices to our customers as a result, or we experience negative financial impacts due to the pricing arrangements we have with our customers; a material decrease in the credit quality of our customer base, or a material increase in our credit losses; reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of a reduction of vendor incentives provided to us; our inability to identify merger and acquisition candidates, perform sufficient due diligence prior to completing mergers and acquisitions, successfully integrate a completed merger and/or acquisition, successfully complete merger and acquisition transactions, including on favorable terms, or identify an opportunity for or successfully completing a business disposition; our ability to remain secure during a cybersecurity attack or other information technology (“IT”) outage, including disruptions in our, our vendors or a third party’s IT systems and data and audio communication networks; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and cybersecurity laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel with needed vendor certifications; risks relating to artificial intelligence (“AI”), including the use or capabilities of AI and emerging laws, rules and regulations related to AI; our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI which may affect our financial results; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; our ability to raise capital, maintain or increase, as needed, our lines of credit with vendors or our floor plan facility, or the effect of those matters on our common stock price; our ability to predictably meet expectations of the investor and analyst community, including relative to our financial performance guidance that we provide; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies following mergers and acquisitions; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.

The declaration and payment of future dividends are subject to the sole discretion of our Board of Directors.

All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	December 31, 2025	March 31, 2025
ASSETS

Current assets:
Cash and cash equivalents	$326,291	$$389,375
Accounts receivable—trade, net	697,989	516,925
Accounts receivable—other, net	43,521	19,382
Inventories	240,979	120,440
Deferred costs	76,533	66,769
Other current assets	68,902	28,500
Current assets of discontinued operations	-	222,399
Total current assets	1,454,215	1,363,790

Deferred tax asset	9,048	3,658
Property, equipment and other assets—net	99,381	98,657
Goodwill	202,927	202,858
Other intangible assets—net	66,113	82,007
Non-current assets of discontinued operations	-	133,835
TOTAL ASSETS	$1,831,684	$$1,884,805

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$291,378	$$324,580
Accounts payable—floor plan	133,150	89,527
Salaries and commissions payable	53,405	42,219
Deferred revenue	168,282	152,631
Other current liabilities	35,875	22,463
Current liabilities of discontinued operations	-	166,463
Total current liabilities	682,090	797,883

Deferred tax liability—long-term	-	1,454
Deferred revenue—long-term	74,721	81,759
Other liabilities	11,575	13,540
Non-current liabilities of discontinued operations	-	12,546
TOTAL LIABILITIES	768,386	907,182

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,391 outstanding at December 31, 2025 and 26,526 outstanding at March 31, 2025	278	276
Additional paid-in capital	207,285	193,698
Treasury stock, at cost, 1,376 shares at December 31, 2025 and 1,056 shares at March 31, 2025	(95,063)	(70,748)
Retained earnings	945,305	850,956
Accumulated other comprehensive income—foreign currency translation adjustment	5,493	3,441
Total Stockholders' Equity	1,063,298	977,623
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,831,684	$1,884,805

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
Three Months Ended December 31,			Nine Months Ended December 31,
2025		2024	2025	2024
Net sales
Product	$501,931	$379,574	$1,508,002	$1,226,742
Services	112,843	113,647	352,913	295,503
Total	614,774	493,221	1,860,915	1,522,245
Cost of sales
Product	382,549	295,497	1,163,092	954,700
Services	73,571	72,646	228,829	188,291
Total	456,120	368,143	1,391,921	1,142,991

Gross profit	158,654	125,078	468,994	379,254

Selling, general, and administrative	108,695	100,932	320,121	286,069
Depreciation and amortization	6,493	7,676	20,372	18,260
Operating expenses	115,188	108,608	340,493	304,329

Operating income	43,466	16,470	128,501	74,925

Other income, net	2,123	3,447	7,898	5,474

Earnings from continuing operations before tax	45,589	19,917	136,399	80,399

Provision for income taxes	12,189	5,351	37,711	21,841

Net earnings from continuing operations	33,400	14,566	98,688	58,558

Earnings from discontinued operations, net of tax (Note 4)	1,652	9,567	8,916	24,224

Net earnings	$35,052	$24,133	$107,604	$82,782

Earnings per common share—basic
Continuing operations	$1.28	$0.55	$3.76	$2.20
Discontinued operations	0.06	0.36	0.34	0.92
Earnings per common share—basic	$1.34	$0.91	$4.10	$3.12

Earnings per common share—diluted
Continuing operations	$1.27	$0.55	$3.74	$2.19
Discontinued operations	0.06	0.36	0.34	0.91
Earnings per common share—diluted	$1.33	$0.91	$4.08	$3.10

Weighted average common shares outstanding—basic	26,174	26,495	26,269	26,568
Weighted average common shares outstanding—diluted	26,288	26,620	26,388	26,727

Segment results
	Three Months Ended				Nine Months Ended
	December 31,				December 31,
	2025	2024	Change		2025	2024	Change
Net sales
Product segment	$501,827	$379,472	32.2%		$1,507,736	$$1,226,397	22.9%
Professional services segment	64,065	69,497	(7.8%	)	212,138	168,676	25.8%
Managed services segment	48,778	44,150	10.5%		140,775	126,827	11.0%
Other	104	102	2.0%		266	345	(22.9%	)
Total	$614,774	$493,221	24.6%		$1,860,915	$1,522,245	22.2%

Gross profit
Product segment	$119,321	$84,046	42.0%		$344,816	$271,910	26.8%
Professional services segment	25,121	27,841	(9.8%	)	82,446	68,879	19.7%
Managed services segment	14,151	13,160	7.5%		41,638	38,333	8.6%
Other	61	31	96.8%		94	132	(28.8%	)
Total	$158,654	$125,078	26.8%		$468,994	$379,254	23.7%

Gross Billings by Type
Networking	$300,075	$214,762	39.7%		$883,996	$716,087	23.4%
Cloud	257,848	207,762	24.1%		772,693	644,888	19.8%
Security	221,971	190,808	16.3%		667,174	506,256	31.8%
Collaboration	22,606	22,381	1.0%		86,669	102,074	(15.1%	)
Other	72,358	76,513	(5.4%	)	200,721	193,650	3.7%
Product segment	874,858	712,226	22.8%		2,611,253	2,162,955	20.7%
Services	107,223	137,320	(21.9%	)	346,248	328,527	5.4%
Total	$982,081	$849,546	15.6%		$2,957,501	$2,491,482	18.7%

Net Sales by Type
Product segment
Networking	$230,886	$181,367	27.3%		$707,244	$602,883	17.3%
Cloud	175,352	116,864	50.0%		510,618	375,431	36.0%
Security	61,055	53,919	13.2%		188,051	143,133	31.4%
Collaboration	13,418	8,391	59.9%		41,733	47,278	(11.7%	)
Other	21,116	18,931	11.5%		60,090	57,672	4.2%
Total products segment	501,827	379,472	32.2%		1,507,736	1,226,397	22.9%
Professional services segment	64,065	69,497	(7.8%	)	212,138	168,676	25.8%
Managed services segment	48,778	44,150	10.5%		140,775	126,827	11.0%
Other	104	102	2.0%		266	345	(22.9%	)
Total net sales	$614,774	$493,221	24.6%		$1,860,915	$1,522,245	22.2%

Net Sales by Customer End Market
Telecom, media & entertainment	$176,405	$126,201	39.8%		$538,156	$352,624	52.6%
Technology	89,368	71,293	25.4%		241,664	235,387	2.7%
Healthcare	81,460	58,670	38.8%		238,036	212,185	12.2%
Financial services	66,104	46,217	43.0%		176,683	130,701	35.2%
SLED	59,946	71,412	(16.1%	)	237,754	261,195	(9.0%	)
Retail	34,394	33,785	1.8%		106,427	67,754	57.1%
All other	107,097	85,643	25.1%		322,195	262,399	22.8%
Total net sales	$614,774	$493,221	24.6%		$1,860,915	$1,522,245	22.2%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Non-GAAP: Net earnings from continuing operations and (iii) Non-GAAP Net earnings from continuing operations per common share - diluted.

We define Adjusted EBITDA as net earnings from continuing operations calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition related and integration expenses, provision for income taxes, and other income (expense).

Non-GAAP: Net earnings from continuing operations and Non-GAAP Net earnings from continuing operations per common share – diluted are based on net earnings from continuing operations calculated in accordance with US GAAP, adjusted to exclude other (income) expense, share-based compensation, and acquisition related amortization and integration expenses, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that these financial measures provide management and investors with a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and should not be considered in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted EBITDA, Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share-diluted, or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The amounts in the tables below are results from our continuing operations (in thousands):

(i) Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
GAAP: Net earnings from continuing operations	$33,400	$14,566	$98,688	$58,558
Provision for income taxes	12,189	5,351	37,711	21,841
Share-based compensation	3,424	2,863	9,922	8,184
Acquisition related expenses	-	29	-	1,072
Depreciation and amortization [1]	6,493	7,676	20,372	18,260
Other (income) expense, net [2]	(2,123)	(3,447)	(7,898)	(5,474)
Non-GAAP: Adjusted EBITDA	$53,383	$27,038	$158,795	$102,441

(ii) Reconciliation of Non-GAAP: Net earnings from continuing operations

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
GAAP: Earnings from continuing operations before tax	$45,589	$19,917	$136,399	$80,399
Share-based compensation	3,424	2,863	9,922	8,184
Acquisition related expenses	-	29	-	1,072
Acquisition related amortization expense [3]	5,006	5,983	15,867	14,180
Other (income) expense, net [2]	(2,123)	(3,447)	(7,898)	(5,474)
Non-GAAP: Earnings from continuing operations before tax	51,896	25,345	154,290	98,361

GAAP: Provision for income taxes	12,189	5,351	37,711	21,841
Share-based compensation	916	772	2,728	2,266
Acquisition related expenses	-	7	-	300
Acquisition related amortization expense [3]	1,338	1,495	4,363	3,788
Other (income) expense, net [2]	(568)	(930)	(2,243)	(1,498)
Tax benefit (expense) on restricted stock	12	21	101	513
Non-GAAP: Provision for income taxes	13,887	6,716	42,660	27,210

Non-GAAP: Net earnings from continuing operations	$38,009	$18,629	$111,630	$71,151

(iii) Reconciliation of Non-GAAP: Net earnings from continuing operations per common share - diluted

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
GAAP: Net earnings from continuing operations per common share - diluted	$1.27	$0.55	$3.74	$2.19

Share-based compensation	0.10	0.08	0.27	0.22
Acquisition related expenses	-	-	-	0.03
Acquisition related amortization expense [3]	0.14	0.17	0.43	0.39
Other (income) expense, net [2]	(0.06)	(0.09)	(0.21)	(0.15)
Tax benefit (expense) on restricted stock	-	-	-	(0.02)
Total non-GAAP adjustments - net of tax	0.18	0.16	0.49	0.47

Non-GAAP: Net earnings from continuing operations per common share - diluted	$1.45	$0.71	$4.23	$2.66

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.